EXHIBIT 10.15

March 17, 2009

Todd House

Dear Todd,

I’m delighted to officially offer you the position of Chief Operations Officer, reporting to me. We’ve very much enjoyed getting to know you over the last six months, and are convinced that joining FleetCor will be a good decision for both of us. Our investor group is also very supportive of you joining and believes you will be a impact player.

This letter will outline the responsibilities and compensation related to this position.

Chief Operating Officer

The Chief Operating Officer will have overall responsibility for all US service delivery and Global credit operations.

Specifically, my expectations of this role are…

•	US Client Service / Call Centers: Develop a new set of ideas and plans to enhance service effectiveness and client retention.

•	New Account Activation: Develop plans and policies that speed account set up, increase activation rates, and reduce Year 1 Attrition.

•	Global Credit Management: Create a more effective credit management operation that reduces overall charge offs, speeds policy implementation and execution, and sharpens loss forecasting.

Todd, as we have discussed, my hope is that you will build teams, and new designs that improve US wide service delivery and credit management this year. We commit to transitioning you into the US Direct CEO role within the next year, and may choose to combine the market facing and back office operations into one position.

Compensation

Your compensation plan will consist of the following:

Salary: Your annual salary will be $275,000. This will be payable bi-weekly according to the company’s payroll schedule.

Bonus: Your annual bonus target will be $137,500 (50%).

Your 2009 bonus payout will be a full-year (e.g not prorated) opportunity based upon company performance, and a specific set of personal goals which we’ll agree on. We will guarantee a “minimum 50% payout” of your 2009 bonus opportunity (e.g. $68,750) to be paid no later than March 31, 2010.

Thus your annual total cash compensation target is $412,500.

Stock Options: You will be granted 50,000 stock options (time vested) and 35,000 restricted shares (performance vested) upon joining the company.

Although not a commitment, high performing executives will often receive follow-on option grants in year 3, at approximately 50% of their initial grant.

Your option grant will vest evenly over 4 years, and carry an exercise price equal to FMV which will be determined by the Board.

Your restricted stock option grant will vest upon achievement of a specific performance target (e.g. loss rates, direct business profit targets) and a change-of-control liquidity event.

Please find attached a worksheet illustration to help you better estimate the potential value of these grants.

Both the option and restricted stock grants require Board approval.

Benefits: You will be entitled to participate in the executive benefit program at no cost to you. Benefits include four weeks paid vacation per year. Crystal Williams will provide details outlining eligibility, coverage level, etc.

Non-compete: Like all company executives, you will be required to sign the company’s non-compete/non-solicitation agreement (for fleet cards) as a condition of your employment.

Severance: Our executive severance policy is 6 months salary continuation (e.g. does not include target bonus) in the unlikely event of termination not for cause. [Note: Termination for cause carries no severance entitlement.] Todd, as discussed, the Board has the discretion to provide additional severance (beyond 6 months) for longer serving, better performing executives.

Todd, we are very excited about the prospect of you joining us. The combination of your credit card experience, small company PE experience, and general approach to business / problem solving should contribute to a fast start with us.

We fully expect you will make a big impact on FleetCor, and our future performance. You will become a viable candidate to run FleetCor over time.

Todd, as we have discussed, we believe this opportunity sets up well for your career…

•	A high impact executive committee operating role

•	A transition into a line LOB P&L role

•	A PE backed high growth environment, and set of relationships

•	A potential CEO succession opportunity

I can also promise you that FleetCor will be an interesting and fast paced experience.

I really hope you decide to join us. Please let me know if I can answer any additional questions regarding the role, our offer, or the company in general.

Please sign and return this offer of employment to me at your convenience.

Best Regards,

Ron Clarke

Chairman and CEO

FleetCor, The Global Fleet Card Company

Accepted and Agreed to:

/s/ Todd W. House	3/30/09
Signature	Date